                                                                EXHIBIT 21

SUBSIDIARY OF THE COMPANY

                            BIOMAGNETIC TECHNOLOGIES, INC.
                                 LIST OF SUBSIDIARIES
                                  SEPTEMBER 30, 1998


                                  Jurisdiction             Percentage of
                                    in which             Voting Securities
     Name                         Incorporated            Owned by Parent

Biomagnetic Technologies GmbH (A)  Germany                     100%

     (A) The subsidiary changed its name in October 1991. It was formerly known as S.H.E. Kryotechnische Instrumente und Systeme GmbH. Substantially all assets and liabilities of the subsidiary were transferred to Biomagnetic Technologies, Niedelassung, a branch of Biomagnetic Technologies, Inc. on October 1, 1997.